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                                                                    Exhibit 99.1

CarrAmerica Completes $422 Million Development Joint Venture

     WASHINGTON, Aug. 17 /PRNewswire/ -- CarrAmerica Realty Corporation (NYSE:
CRE) today announced the closing of an approximately $422 million development
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joint venture with New York State Teachers. J.P. Morgan Investment Management
Inc. acted as advisor to New York State Teachers' Retirement System in the transaction.

     CarrAmerica President and CEO, Thomas A. Carr, commented on the venture, saying, "We are very pleased with our new partnership with New York StateTeachers to own and develop these first class office parks." Mr. Carr continued, "This venture completes another key element of CarrAmerica's capital deployment strategy and enhances the Company's ability to grow and create value throughout the country."

     The venture encompasses five premium-quality suburban office parks in fourhigh-growth markets totaling more than 2.5 million square feet of stabilized properties, 461,000 square feet of office projects now under development and land that can support approximately 1.5 million square feet of office space. The parks include:

     Parkway North Center, a 1.26 million square foot office campus located at I-294 and Deerfield Road in suburban Chicago, consists of six existing office buildings and land to support the development of approximately 375,000 square feet of additional office space. The office campus also features a health club, daycare facility, on-site dining and catering services, abundant parking, and is adjacent to a 250-room Marriott Suites Hotel. Parkway North customers include Allstate Insurance, Fujisawa Healthcare, Markel Corporation, SPS Payment Systems, Toyota, Tenneco and Alliant Food Service.

     Panorama Corporate Center, a 1.14 million square foot office campus, consists of four existing office buildings, two buildings under construction, and land to support the development of approximately 477,000 square feet of additional office space. The property features fiber optics, dual power, mountain views and a pleasant campus environment. Located at the southwest corner of I-25 and Dry Creek Road in suburban Denver, the property has direct access to I-25, excellent highway visibility and easy access to C-470/E-470. Customers at Panorama Corporate Center include Charles Schwab & Co., AT&T, 3Com Corporation, and ICG Communications, Inc.

     Riata Corporate Park, a 736,000 square foot masterplanned office campus, consists of seven existing office buildings, one building under construction, and land to support the development of approximately 62,000 square feet of additional office space. The property is located on a 50-acre site off Highway 183 in Northwest Austin. The 16-acre adjacent park includes a jogging trail and scenic lake. Customers at Riata Corporate Park include Janus, NetSolve, Pervasive Software and Lucent Technologies.

     Riata Crossing, a 451,000 square foot masterplanned office campus, consists of three existing office buildings, one building under construction, and land to support the development of approximately 128,000 square feet of additional office space. The 46-acre property is located at the intersection of Riata Trace Parkway and Huntsville Drive in northwest Austin, and provides immediate access to Highway 183 and Parmer Lane. The project is adjacent to CarrAmerica's Riata Corporate Park and is home to EDS.

     Royal Ridge, a 955,000 square foot masterplanned office campus, consists of three existing office buildings, one building under construction, and land to support the development of approximately 451,000 square feet of additional office space. The 61-acre campus is located on Royal Lane and Highway 114 at Beltline Road in the Las Colinas submarket of suburban Dallas. Major customers in the park include Capital One, Freddie Mac and GTE.
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     The initial value of the properties being contributed or sold to the venture is approximately $422 million, including one Parkway North building which will be contributed at a value of approximately $40 million upon obtaining certain approvals to the assumption of an existing $24 million mortgage. The value of the venture is expected to increase to over $675 million when the remaining land is fully developed. The properties were contributed or sold to the venture at a value of approximately $70 million over net book value. CarrAmerica will recognize a gain on the properties being sold or contributed to the extent of third party percentage interest in the joint venture. The operating properties were contributed or sold to the venture at an overall going in cap rate based on cash NOI of approximately 9.34%.

     Cash proceeds to CarrAmerica and its affiliates from the joint venture, assuming debt financing at a 50% leverage ratio is obtained on the properties post-closing, are expected to exceed $300 million. CarrAmerica intends to use the proceeds to repay outstanding indebtedness, including $150 million of its unsecured notes maturing October 1, 2000, and for other general corporate purposes. CarrAmerica and its affiliates will retain a 35% interest in the venture. CarrAmerica's affiliates will also earn development, property management and leasing fees from the contributed properties. Goldman Sachs acted as financial advisor to CarrAmerica.

     CarrAmerica owns, develops and operates office properties in 14 markets throughout the United States. The Company is committed to becoming America's leading office workplace company by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties, extraordinary development capabilities and land positions. CarrAmerica is a leading office innovator with interests in and strategic relationships with HQ Global Workplaces, a global leader in executive office suites, Broadband Office, Inc., a leading global provider of network-based applications and communications, Internet and e-business solutions, and DukeSolutions, a Duke Energy subsidiary providing comprehensive energy management programs. Currently, CarrAmerica and its affiliates own a controlling interest in a portfolio of 276 operating office properties and have 19 office buildings under development in 10 key growth markets. CarrAmerica's markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles/Orange County, Phoenix, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle, South Florida and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com.
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     Certain statements in this release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, availability and creditworthiness of tenants, the level of lease rents and the availability of financing for both tenants and the Company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the Company may not control, governmental actions and initiatives, and environmental/safety requirements.